UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

September 30, 2006

CIMETRIX INCORPORATED

(Exact name of registrant as specified in its charter)

Commission File No. 0-16454

Nevada	87-0439107
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

6979 South High Tech Drive

Salt Lake City, Utah  84047-3757

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (801) 256-6500

Former name or former address, if changed since last report:  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 3, 2006, Cimetrix Incorporated (the “Company”) amended its employment agreement with David P. Faulkner, its Executive Vice President of Sales and Marketing, that expires December 31, 2007.  Under the terms of the agreement, Mr. Faulkner receives an annual salary of $150,000, subject to increases as the President and Chief Executive Officer of the Company determines in his discretion.  In addition, Mr. Faulkner is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives determined by the President and Chief Executive Officer on an annual basis.  Mr. Faulkner is also eligible to participate in the Company’s incentive stock plan and other compensation plans, with annual awards determined by the Compensation Committee of the Board of Directors.  In addition, the employment agreement provides that Mr. Faulkner cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

For fiscal 2006, the agreement provides for Mr. Faulkner to receive options to acquire 250,000 shares of the Company’s common stock at an exercise price of $0.32 per share, the closing price as of the date of grant.  The options vest annually in three equal amounts on December 31, 2006, 2007 and 2008, with an exercise period of seven years from the date of the grant.  In addition, prior to December 15, 2006, Mr. Faulkner will receive a restricted stock award of 250,000 shares that will vest with respect to 80,000 shares on January 1, 2007 and 2008, and with respect to 90,000 shares on January 1, 2009.  If, prior to January 1, 2008 the price of the Company’s common stock closes above $0.80 per share for 30 consecutive trading days, 40,000 restricted shares that would have otherwise vested on January 1, 2008, will immediately vest.  If, at any time prior to January 1, 2009, the Company’s common stock closes above $1.50 per share for 30 consecutive trading days, 45,000 restricted shares that would otherwise vest on January 1, 2009, will immediately vest.

The agreement further provides for six months severance pay, not to exceed the salary left to be paid during the remainder of the agreement, if Mr. Faulkner is terminated without cause by the Company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Faulkner’s options under the Company’s incentive stock plan become fully exercisable for their remaining term.  If a change in control of the Company occurs, Mr. Faulkner is also entitled to accelerated vesting of his options and other awards under the Company’s compensation plans.

On October 3, 2006, the Company entered into an employment agreement with Kourosh Vahdani, its Vice President of Global Services, that expires December 31, 2007.  Under the terms of the agreement, Mr. Vahdani receives an annual salary of $150,000, subject to increases as the President and Chief Executive Officer of the Company determines in his discretion.  In addition, Mr. Vahdani is eligible to receive a cash bonus at the end of each fiscal year, upon the satisfaction of the performance objectives determined by the President and Chief Executive Officer on an annual basis.  Mr. Vahdani is also eligible to participate in the Company’s incentive stock plan and other compensation plans, with annual awards determined by the Compensation Committee of the Board of Directors.  In addition, the employment agreement provides that Mr. Vahdani cannot compete with the Company during the term of the agreement and for a period of two years thereafter.

For fiscal 2006, the agreement provides for Mr. Vahdani to receive options to acquire 125,000 shares of the Company’s common stock at an exercise price of $0.32 per share, the closing price as of the date of grant.  The options vest annually in three equal amounts on December 31, 2006, 2007 and 2008, with an exercise period of seven years from the date of the grant.  In addition, prior to December 15,

2006, Mr. Vahdani will receive a restricted stock award of 125,000 shares that will vest with respect to 40,000 shares on December 31, 2006 and 2007, and with respect to 45,000 shares on December 31, 2008.  If, prior to December 31, 2007, the price of the Company’s common stock closes above $0.80 per share for 30 consecutive trading days, 40,000 restricted shares that would have otherwise vested on December 31, 2007, will immediately vest.  If, at any time prior to December 31, 2008, the Company’s common stock closes above $1.50 per share for 30 consecutive trading days, 45,000 restricted shares that would otherwise vest on December 31, 2008, will immediately vest.

The agreement further provides for six months severance pay, not to exceed the salary left to be paid during the remainder of the agreement, if Mr. Vahdani is terminated without cause by the Company or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Vahdani’s options under the Company’s incentive stock plan become fully exercisable for their remaining term.  If a change in control of the Company occurs, Mr. Vahdani is also entitled to accelerated vesting of his options and other awards under the Company’s compensation plans.

ITEM 5.02  DEPARTURE OF DIRECTORS OR EXECUTIVE OFFICERS

Effective September 30, 2006, Michael D. Feaster resigned his position of Executive Vice President of Research and Development of the Company.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1                           Extension of the Employment Agreement by and between Cimetrix Incorporated and David P. Faulkner, dated October 3, 2006

99.2                           Employment Agreement by and between Cimetrix Incorporated and Kourosh Vahdani, dated October 3, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 4, 2006	CIMETRIX INCORPORATED

	By:	/s/ Robert H. Reback
Robert H. Reback
President and Chief Executive Officer
(Principal Executive Officer)